Exhibit 12(a)
                                                                   -------------


DURAVEST, INC. COMPLETES ACQUISITION OF BIO-MAGNETIC THERAPY SYSTEMS, INC.
(BMTS) - AN EMERGING MEDICAL TECHNOLOGY COMPANY WITH STRONG EARNINGS GROWTH; DR. ROLF KAESE CONFIRMED AS NEW CEO OF BMTS.

Chicago - Jan 23, 2006 - Duravest, Inc. (OTC BB:DUVT, XETRA:DUV) has completed the acquisition of Bio-Magnetic Therapy Systems, Inc. (BMTS) through two capital increases in combination with a tender offer to all BMTS shareholders. Duravest has acquired a minimum stake of 70.59% - at a total cost of US$ 5,448,466 - which represents a controlling position in the company. In order to facilitate this highly accretive transaction, Duravest obtained convertible financing. BMTS is a leading German-US medical technology firm dedicated to the safe, non-invasive treatment of osteoarthritis, osteoporosis and orthopedic injuries and its associated pain management. The company produces an innovative and patented "Pulsed Signal Therapy" (PST(TM)) system which delivers a unique pulsed electromagnetic signal that has been clinically shown to stimulate the healing of connective tissue (cartilage, tendons, ligaments and bone) injuries. The PST(TM) system has been extensively validated by more than 25 clinical studies and 60 peer reviewed publications worldwide; in addition, 51 international patents cover all the essential technical innovations as well as current and future treatment indications. More than 300,000 patients have been treated with a documented clinical success rate over 75%.

BMTS previously reported audited 2004 revenues of $7.5M with an associated net income of $0.87M. Over the past three years profit growth has exceeded a 35% average annual growth rate and preliminary returns from 2005 look to be the best year ever with profits exceeding $1M. The Duravest acquisition and accompanying investment will help accelerate BMTS' historical earnings growth by internationalizing its distribution network. BMTS is presently well established in Germany and sales will be expanded throughout Europe in 2006 and Asia in 2007/2008. Investigational Device Exemption (IDE) status has already been granted by the U.S. FDA to BMTS and the company will work to achieve FDA approval in 2008. Dr. Ogan Gurel, CEO of Duravest, Inc., commented that "This acquisition significantly advances Duravest's mission and business strategy. This enhancement of the Duravest portfolio to include BMTS - a company with outstanding earnings growth potential, an impeccable balance sheet, no bank debt and both historical and projected positive cash flow - will substantially bolster Duravest's financial strength and its ability to deliver new treatments for patients and increased value to shareholders." Dr. Peter Bonis (a member of the Duravest medical advisory board, Director of Research at Up-To-Date and Assistant Director of the Tufts New England Medical Center Evidence Based Practice Center) remarked: "BMTS fits in perfectly with the company's mission of developing technologies that have a strong basis in safety as well as in cross-disciplinary areas that fall in between traditional medical technology sectors."

As part of the transaction, several management and Board of Directors changes have been instituted. As anticipated, Dr. Rolf Kaese has been confirmed as Chief Executive Officer of BMTS, replacing its scientific founder Dr. Richard Markoll. Dr. Kaese was previously CEO of Impella CardioSystems AG, at which he successfully restructured the company leading to its sale to Abiomed for $65 M in April, 2005. In addition, both Drs. Gurel and Kaese have been appointed to the Board of Directors of BMTS. Dr. Kaese remarked: "The BMTS technology will be a critical part of the armamentarium of safe, efficient pain management and treatment for a number of orthopedic conditions. It's exciting to be associated with the innovative team at Duravest and to work together to grow the business."

Background on Duravest, Inc.

Duravest, Inc. (OTC BB:DUVT, XETRA:DUV) seeks innovative and safe medical technologies in their preclinical and breakthrough stages and helps move them toward successful commercialization. In addition to the BMTS acquisition, Duravest - through its other subsidiary Estracure - is currently developing a next-generation coronary stent based on proprietary estrogen-based technologies that minimize restenosis and potentially prevent progression of coronary lesions. The BMTS acquisition represents a complementary and synergistic addition to Duravest's core mission of bringing safe and effective next-generation medical technologies for the benefit of patients worldwide.

Safe Harbor Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals or assumptions of future events are not statements of historical fact and may be considered forward looking statements. They involve a number of risks and uncertainties, which could cause actual results or events to differ materially from those presently anticipated.

Spokespersons For Duravest, Inc.

Ogan Gurel, MD MPhil
Chief Executive Officer
gurel@duravestinc.com

Dick Gersh
Richard Gersh Associates
dickgersh@rgapr.com